Exhibit 10.11

ULTHERA, INC.

MATTHEW E. LIKENS AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”) is entered into effective as of May 12, 2014 (the “Effective Date”) by and between Ulthera, Inc., a Delaware corporation (the “Company”), and Matthew E. Likens (“Executive”). This Agreement amends and restates in its entirety that certain employment agreement by and between Executive and the Company effective as of July 31, 2006 (the “Prior Agreement”). For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows.

1. Duties and Scope of Employment.

(a) Positions and Duties. Following the Effective Date, Executive will continue to serve as the Chief Executive Officer of the Company. Executive will continue to render such business and professional services in the performance of his duties, consistent with Executive’s position within the Company, as will reasonably be assigned to him by the Company’s Board of Directors (the “Board”). The period of Executive’s employment pursuant to this Agreement and the Prior Agreement is referred to herein as the “Employment Term,” which shall end on the date Executive resigns or is otherwise terminated pursuant to the provisions of this Agreement.

(b) Obligations. During the Employment Term, Executive will continue to perform his duties faithfully and to the best of his ability and will devote his full business efforts and time to the Company, and, for the duration of the Employment Term, Executive agrees to continue to not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board.

2. At-Will Employment. The parties agree that Executive’s employment with the Company will continue to be “at-will” employment and may be terminated at any time with or without cause or notice. Executive understands and agrees that neither his job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of his employment with the Company.

3. Compensation and Benefits.

(a) Base Salary and Bonus. As of the Effective Date, the Company will continue to pay Executive an annual base salary of $500,000 as compensation for his services (the “Base Salary”). The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholding. Executive’s salary will be subject to review and adjustments may be made based upon the Company’s normal performance review practices. Executive will continue to be eligible to participate in a bonus incentive plan at a target award level of 70% of Base Salary, less applicable withholdings, contingent upon the achievement of mutually agreed-upon objectives determined in advance by the Board and Executive. The Board and Executive will work together to prepare a written schedule of performance objectives underlying this bonus program. Each annual bonus, if any, will be paid promptly after the close of the applicable calendar year, and any such bonus will be deemed earned only if Executive remains an employee of the Company pursuant to this Agreement on the date such bonus is actually paid.

(b) Equity Awards. Executive shall continue to be eligible to be granted additional equity awards in accordance with the Company’s policies as in effect from time to time.

4. Employment Benefits Generally. During the Employment Term, Executive will continue to be entitled to participate in the medical, dental, eye care and other health insurance benefit plans maintained by the Company of general applicability to other senior executives of the Company. The Company reserves the right to cancel or change the plans and programs it offers to its employees at any time.

5. Vacation. Executive will continue to be entitled to receive paid time off and holidays in accordance with the Company’s applicable policies.

6. Expenses. The Company will continue to reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

7. Severance; Termination.

(a) Executive shall be eligible for the severance payments and benefits under the Company’s Change in Control Severance Plan, adopted by the Board as of April 25, 2014 (the “Severance Plan”). If Executive’s employment terminates for any reason, Executive shall not be entitled to any payments, benefits, damages, or compensation other than as provided by the Severance Plan, except with respect to any equity award treatment as provided in a written agreement or plan with the Company. No amendment or termination of the Severance Plan shall impair any rights of or obligations to Executive under the Severance Plan as in effect as of the Effective Date, unless Executive expressly consents in writing to such amendment or termination.

(b) Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any of its affiliates, and, at the Company’s request, Executive shall execute such documents as are necessary or desirable to effectuate such resignations.

8. Confidential Information.

(a) Definition. During the Employment Term, Executive has and will receive and otherwise be exposed to Confidential Information. “Confidential Information” means any and all technical and non-technical information that the Company provides Executive, or to which Executive obtains access, whether in graphic, written, electronic or oral form, whether identified at the time of disclosure as confidential, or which by its context would reasonably be deemed to be confidential, including unpublished patent applications and other filings, trade secrets, and other proprietary information, as well as any ideas, techniques, works of authorship, models, inventions, know-how, processes, algorithms, software programs, software source documents, and formulae related to the current, future and proposed products and services of the Company, and also any information concerning any research, experimental work, development, design details and specifications, engineering, financial information, purchasing, customer lists, investors, employees, business and contractual relationships, business forecasts, sales and merchandising, marketing plans of the Company and information the Company provides regarding third parties. Confidential Information also includes all derivatives, improvements and enhancements to any of the above, whether provided to Executive, or created or developed by Executive in the course of employment with the Company, and may also include information previously disclosed to the Company by a third party.

(b) Restrictions on Use and Disclosure. Executive agrees that as between Executive and Company, the Confidential Information is the sole, exclusive and extremely valuable property of Company. Accordingly, Executive agrees not to use the Confidential Information except in the performance of Executive’s authorized duties as an employee of the Company and not to disclose all or any part of the Confidential Information in any form to any third party, either during or after the term of this Agreement, without the prior written consent of Company. In addition, Executive represents that during the Employment Term, including prior to the Effective Date, Executive has not used the Confidential Information except in the performance of Executive’s authorized duties as an employee of the Company, and has not disclosed all or any part of the Confidential Information in any form to any third party. Upon expiration or any termination of this Agreement, Executive agrees to cease using and to return to Company, or at Company’s sole option, destroy, all whole and partial copies and derivatives of the Confidential Information in Executive’s possession.

(c) Exceptions. The obligations of confidentiality set forth in Section 8(b) will not apply to the extent that it can be established by Executive beyond a reasonable doubt that such Confidential Information: (i) was generally available to the public or otherwise part of the public domain at the time of disclosure; (ii) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of Executive; (iii) was already known to Executive, without confidentiality restrictions, at the time of disclosure; or (iv) was disclosed to Executive, without confidentiality restrictions, by a third party who had no obligation not to disclose such information to others.

9. Property of the Company. All notes, memoranda, reports, drawings, blueprints, manuals, materials, data, emails and other papers and records of every kind which have or will come into Executive’s possession in the course of employment with the Company, relating to any Inventions (as defined below) or Confidential Information, shall be the sole and exclusive property of the Company. This property shall be surrendered to the Company immediately upon termination of Executive’s employment with the Company, or upon request by the Company at any other time either during or after the termination of such employment. Executive further agrees that in the event of termination of Executive’s employment with the Company, Executive will execute a Termination Certificate substantially in the form attached hereto as Exhibit A.

10. Inventions.

(a) Invention Assignment. Executive agrees that the Company shall be the owner of all right, title and interest in and to all ideas, inventions, works of authorship, work product, deliverables, materials, and improvements (i) conceived, made, developed, reduced to practice, or worked on by Executive in the course of employment with the Company prior to the Effective Date or (ii) that Executive conceives, makes, develops, reduces to practice, or works on in the course of employment with the Company after the Effective Date, and all patent, copyright, trademark, trade secret and other intellectual property rights therein, whether now known or hereafter recognized in any jurisdiction (collectively, “Inventions”). Executive shall promptly disclose all Inventions in writing to the Company. All Inventions are work made for hire to the extent permitted by applicable law, and to the extent such Inventions are not work made for hire, Executive hereby assigns to the Company all of Executive’s right, title and interest in and to any and all Inventions to the extent the assignment of such Inventions is permitted under applicable law. Executive hereby waives any applicable moral rights in the Inventions.

(b) Assistance. Executive agrees to execute all papers, including patent applications, invention assignments and copyright assignments, and otherwise agrees to assist the Company as reasonably required by the Company at the Company’s reasonable expense to perfect in the Company the right, title and other interest in Inventions expressly granted to the Company under this Agreement. If the Company is unable for any reason, after reasonable effort, to secure Executive’s signature on any document needed in connection with the actions specified above, Executive hereby irrevocably designates and appoints the Company as Executive’s agent and attorney-in-fact, which appointment is coupled with an interest, to act for and, on Executive’s behalf, to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by Executive.

11. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.

12. Notices. All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well-established commercial overnight service, or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

Ulthera, Inc.

1840 South Stapley Drive, Suite 200

Mesa, AZ 85204

If to Executive:

At the last residential address provided to the payroll service of the Company.

13. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

14. Arbitration.

(a) General. In consideration of Executive’s service to the Company, its promise to arbitrate all employment related disputes and Executive’s receipt of the compensation, pay raises and other benefits paid to Executive by the Company, at present and in the future, Executive agrees that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Executive’s service to the Company under this Agreement or otherwise or the termination of Executive’s service with the Company, including any breach of this Agreement, will be subject to binding arbitration under the Arbitration Rules set forth in Arizona Code of Civil Procedure ARS 12-1501 (the “Rules”) and pursuant to Arizona law. Disputes which Executive agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Arizona Fair Employment and Housing Act, the Arizona Labor Code, claims of harassment, discrimination or wrongful termination and any statutory claims. Executive further understands that this Agreement to arbitrate also applies to any disputes that the Company may have with Executive.

(b) Procedure. Executive agrees that any arbitration will be administered by the American Arbitration Association (“AAA”) and that a neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes. The arbitration proceedings will allow for discovery according to the rules set forth in the National Rules for the Resolution of Employment Disputes or Arizona Code of Civil Procedure. Executive agrees that the arbitrator will have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. Executive agrees that the arbitrator will issue a written decision on the merits. Executive also agrees that the arbitrator will have the power to award any remedies, including attorneys’ fees and costs, available under applicable law. Executive understands the Company will pay for any administrative or hearing fees charged by the arbitrator or AAA except that Executive will pay the first $125.00 of any filing fees associated with any arbitration Executive initiates. Executive agrees that the arbitrator will administer and conduct any arbitration in a manner consistent with the Rules and that to the extent that the AAA’s National Rules for the Resolution of Employment Disputes conflict with the Rules, the Rules will take precedence.

(c) Remedy. Except as provided by the Rules and this Agreement, arbitration will be the sole, exclusive and final remedy for any dispute between Executive and the Company. Accordingly, except as provided for by the Rules and this Agreement, neither Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator will not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.

(d) Availability of Injunctive Relief. In addition to the right under the Rules to petition the court for provisional relief, Executive agrees that any party may also petition the court for injunctive relief where either party alleges or claims a violation of this Agreement. In the event either party seeks injunctive relief, the prevailing party will be entitled to recover reasonable costs and attorneys’ fees.

(e) Administrative Relief. Executive understands that this Agreement does not prohibit Executive from pursuing an administrative claim with a local, state or federal administrative body such as the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission or the workers’ compensation board. This Agreement does, however, preclude Executive from pursuing court action regarding any such claim.

(f) Voluntary Nature of Agreement. Executive acknowledges and agrees that Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Executive further acknowledges and agrees that Executive has carefully read this Agreement and that Executive has asked any questions needed for Executive to understand the terms, consequences and binding effect of this Agreement and fully understand it, including that Executive is waiving Executive’s right to a jury trial. Finally, Executive agrees that Executive has been provided an opportunity to seek the advice of an attorney of Executive’s choice before signing this Agreement.

15. Code Section 409A.

(a) The intent of the parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date, (“Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If the Company determines that any provision of this Agreement would cause Executive to incur any additional tax or interest under Section 409A (with specificity as to the reason therefor), the Company and Executive shall take commercially reasonable efforts to reform such provision to try to comply with or be exempt from Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A, provided that any such modifications shall not increase the cost or liability to the Company. To the extent that any provision hereof is modified in order to comply with or be exempt from Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and the Company of the applicable provision without violating the provisions of Section 409A.

(b) Expense Reimbursements. To the extent that any reimbursements payable pursuant to this Agreement are subject to the provisions of Section 409A, any such reimbursements payable to Executive pursuant to this Agreement shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

16. Integration. This Agreement, together with the Severance Plan, Offer Letter and Standards of Conduct, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral, including, without limitation, the Prior Agreement. Executive agrees and acknowledges that this Agreement supersedes and replaces in its entirety the Prior Agreement. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto.

17. Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

18. Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

19. Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

20. Governing Law. This Agreement will be governed by the laws of the State of Arizona (with the exception of its conflict of laws provisions).

21. Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

22. Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by their duly authorized officers, as of the day and year first above written.

COMPANY: ULTHERA, INC.

By:	/s/ Gregory D. Waller	Date:	5/12/2014
Gregory D. Waller

Title:	Chief Financial Officer

EXECUTIVE:

By:	/s/ Matthew E. Likens	Date:	5/12/2014
Matthew E. Likens

[SIGNATURE PAGE TO MATTHEW E. LIKENS AMENDED AND RESTATED

EMPLOYMENT AGREEMENT]

EXHIBIT A

Termination Certificate

I, the undersigned, hereby certify that I do not have in my possession, nor have I failed to return, any documents or materials relating to the business of Ulthera, Inc. or its affiliates (the “Company”), or copies thereof, including without limitation any item of Confidential Information listed in Section 8 of the Employment Agreement to which I am a party (the “Agreement”), but not including copies of my own employment records.

I further certify that I have complied with all of the terms of the Agreement signed by me, including the assignment of any Inventions (as defined in the Agreement) covered by the Agreement.

I further agree that in compliance with the Agreement, I will preserve as confidential any information relating to the Company or any of its business partners, clients, consultants or licensees which has been disclosed to me in confidence during the course of my employment by the Company unless authorized in writing to disclose such information by the Board of Directors of the Company.

Date:

(Employee’s Signature)

(Printed or Typed Name of Employee)